Exhibit 22

MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
LIST OF PARENT ISSUER AND GUARANTOR SUBSIDIARIES

The following companies of Molson Coors Beverage Company Obligor Group were, as of September 30, 2023, guarantors of the Company's 1.25% senior notes due 2024, 3.0% senior notes due 2026, 5.0% senior notes due 2042 and 4.2% senior notes due 2046:

Company	Jurisdiction of Incorporation or Organization	Parent Issuer / Guarantor
Molson Coors Beverage Company	Delaware	Parent Issuer
CBC Holdco LLC	Colorado	Guarantor Subsidiary
CBC Holdco 2 LLC	Colorado	Guarantor Subsidiary
CBC Holdco 3, Inc.	Colorado	Guarantor Subsidiary
Coors Brewing Company	Colorado	Guarantor Subsidiary
Coors International Holdco 2, ULC	Nova Scotia	Guarantor Subsidiary
Molson Coors Beverage Company USA LLC	Delaware	Guarantor Subsidiary
Molson Coors USA LLC	Delaware	Guarantor Subsidiary
Coors Distributing Company LLC	Delaware	Guarantor Subsidiary
Molson Canada 2005	Ontario	Guarantor Subsidiary
Molson Coors Callco ULC	Nova Scotia	Guarantor Subsidiary
Molson Coors Holdco, Inc.	Delaware	Guarantor Subsidiary
Molson Coors International General, ULC	Nova Scotia	Guarantor Subsidiary
Molson Coors International LP	Delaware	Guarantor Subsidiary
Newco3, Inc.	Colorado	Guarantor Subsidiary